Exhibit 23.1

Kesselman & Kesselman Certified Public Accountants (Isr.) Trade Tower, 25 Hamered Street Tel Aviv 68125 Israel P.O. Box 452 Tel Aviv 61003 Israel Telephone +972-3-7954555 Facsimile +972-3-7954556

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form SB-2 of our report dated December 20, 2006 relating to the financial statements of GammaCan International Inc., which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ Kesselman & Kesselman
Kesselman & Kesselman

Tel Aviv, Israel
July 30, 2007

Kesselman & Kesselman is a member of PricewaterhouseCoopers International Limited, a company limited by guarantee registered in England and Wales.